EXECUTION COPY

Exhibit 10.3

AMENDED AND RESTATED
INDEMNITY AND JOINT DEFENSE AGREEMENT

     This Amended and Restated Indemnity and Joint Defense Agreement (this “Agreement”), is entered into as of July 30, 2004, by and among VNU, N.V., a corporation organized under the laws of the Netherlands (“VNU”), VNU, Inc., a New York corporation and a wholly owned subsidiary of VNU (“VNU Inc.”), ACNielsen Corporation, a Delaware corporation and a wholly owned subsidiary of VNU (“ACNielsen”), AC Nielsen (US), Inc., a Delaware corporation and a wholly owned subsidiary of VNU Inc. (“New ACN”), Nielsen Media Research, Inc. (formerly, Cognizant Corporation (“Cognizant”)), a Delaware corporation and a wholly owned subsidiary of VNU Inc. (“NMR”), R.H. Donnelley Corporation (formerly, The Dun & Bradstreet Corporation (“Old D&B”)), a Delaware corporation (“Donnelley”), The Dun & Bradstreet Corporation, a Delaware corporation (“D&B”), Moody’s Corporation, a Delaware corporation (“Moody’s”), and IMS Health Incorporated, a Delaware corporation (“IMS”) (each individually, a “Party,” and collectively, the “Parties”).

     WHEREAS, Old D&B, ACNielsen Company (a subsidiary of ACNielsen) and I.M.S. International, Inc. (formerly a subsidiary of Cognizant and a predecessor of IMS) have been named as defendants in an action commenced by Information Resources, Inc. (“IRI”) by the filing of its complaint dated July 29, 1996 in the action captioned Information Resources, Inc. v. The Dun & Bradstreet Corporation, A.C. Nielsen Co. and I.M.S. International, Inc. (S.D.N.Y.) 96 Civ. 5716 (this action and any amended complaint or action arising out of the same or substantially similar factual allegations by IRI or any successor or Affiliate thereof are referred to herein as the “Lawsuit”);

     WHEREAS, Old D&B, Cognizant and ACNielsen are parties to an Indemnity and Joint Defense Agreement, dated as of October 28,1996 (the “Original Agreement”), which provided for, among other things (i) allocation of financial responsibility among Old D&B, Cognizant and ACNielsen for the liabilities arising out of, or in connection with, the Lawsuit, and (ii) terms and conditions for the joint defense by the parties thereto against the Lawsuit;

     WHEREAS, pursuant to the terms of the Distribution Agreement, dated as of October 28, 1996, among Old D&B, Cognizant and ACNielsen (the “1996 Distribution Agreement”), the shares of Cognizant and ACNielsen were distributed by Old D&B to the stockholders of Old D&B (the “1996 Distribution”):

     WHEREAS, the 1996 Distribution Agreement provided for, among other things, assumptions of liabilities and cross indemnities designed to allocate among Old D&B, Cognizant and ACNielsen financial responsibility for the liabilities arising out of, or in connection with, the businesses conducted by Old D&B and its Subsidiaries before the 1996 Distribution;

     WHEREAS, pursuant to the terms of the Distribution Agreement, dated as of June 30, 1998, between Cognizant (subsequently renamed NMR) and IMS (the “1998 Cognizant/IMS Distribution Agreement”), the shares of IMS were distributed by Cognizant to the stockholders of Cognizant (the “1998 Cognizant/IMS Distribution”);

     WHEREAS, the 1998 Cognizant/IMS Distribution Agreement provided for, among other things, assumptions of liabilities and cross indemnities designed to allocate between Cognizant and IMS financial responsibility for the liabilities arising out of, or in connection with, the businesses conducted by Cognizant and its subsidiaries before the 1998 Cognizant/IMS Distribution, including Cognizant’s liabilities under the 1996 Distribution Agreement and the Original Agreement;

     WHEREAS, under the terms of the 1996 Distribution Agreement, as a condition to the 1998 Cognizant/IMS Distribution, EMS was required to undertake, and did undertake, to each of Old D&B and ACNielsen to be jointly and severally liable with Cognizant for all of Cognizant’s liabilities under the 1996 Distribution Agreement;

     WHEREAS, pursuant to the terms of the Distribution Agreement, dated as of June 30, 1998, between Old D&B (subsequently renamed Donnelley) and The New Dun & Bradstreet Corporation (subsequently renamed The Dun & Bradstreet Corporation) (the “1998 Old D&B/Donnelley Distribution Agreement”), the shares of The New Dun & Bradstreet Corporation were distributed by Old D&B to the stockholders of Old D&B (the “1998 Old D&B/Donnelley Distribution”);

     WHEREAS, the 1998 Old D&B/Donnelley Distribution Agreement provided for, among other things, assumptions of liabilities and cross indemnities designed to allocate between Old D&B and The New Dun & Bradstreet Corporation financial responsibility for the liabilities arising out of, or in connection with, the businesses conducted by Old D&B and its subsidiaries before the 1998 Old D&B/Donnelley Distribution, including Old D&B’s liabilities under the 1996 Distribution Agreement and the Original Agreement;

     WHEREAS, under the terms of the 1996 Distribution Agreement, as a condition to the 1998 Old D&B/Donnelley Distribution, The New Dun & Bradstreet Corporation was required to undertake, and did undertake, to each of Cognizant and ACNielsen to be jointly and severally liable with Old D&B for all of Old D&B’s liabilities under the 1996 Distribution Agreement;

     WHEREAS, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 15, 1999, among VNU USA, Inc. (“VNUUSA”), Niner Acquisition, Inc., a wholly owned subsidiary of VNU USA (“Niner”), and NMR, Niner merged with and into NMR, with NMR continuing as the surviving corporation and a wholly owned subsidiary of VNU USA;

     WHEREAS, pursuant to the terms of the Distribution Agreement, dated as of September 30, 2000, between The Dun & Bradstreet Corporation (subsequently renamed Moody’s) and The New Dun & Bradstreet Corporation (subsequently renamed

D&B) (the “2000 D&B/Moody’s Distribution Agreement”), the shares of D&B were distributed by Moody’s to the stockholders of Moody’s (the “2000 D&B/Moody’s Distribution”);

     WHEREAS, the 2000 D&B/Moody’s Distribution Agreement provided for, among other things, assumptions of liabilities and cross indemnities designed to allocate between The Dun & Bradstreet Corporation and The New Dun & Bradstreet Corporation financial responsibility for the liabilities arising out of, or in connection with, the businesses conducted by The Dun & Bradstreet Corporation and its subsidiaries before the 2000 Distribution, including The Dun & Bradstreet Corporation’s liabilities under the 1996 Distribution Agreement, the Original Agreement and the 1998 Old D&B/Donnelley Distribution Agreement;

     WHEREAS, under the terms of the 1996 Distribution Agreement, as a condition to the 2000 D&B/Moody’s Distribution, The New Dun & Bradstreet Corporation was required to undertake, and did undertake, to each of NMR (as successor to Cognizant) and ACNielsen to be jointly and severally liable with Donnelley (as successor to Old D&B) for all of Old D&B’s liabilities under the 1996 Distribution Agreement;

     WHEREAS, under the terms of the 1998 Old D&B/Donnelley Distribution Agreement, as a condition to the 2000 D&B/Moody’s Distribution, The New Dun & Bradstreet Corporation was required to undertake, and did undertake, to Donnelley (as successor to Old D&B) to be jointly and severally liable with The Dun & Bradstreet Corporation for all of The Dun & Bradstreet Corporation’s liabilities under the 1998 Old D&B/Donnelley Distribution Agreement;

     WHEREAS, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 17, 2000, among VNU, Artist Acquisition, Inc., a wholly owned subsidiary of VNU (“Artist”), and ACNielsen, Artist merged with and into ACNielsen, with ACNielsen continuing as the surviving corporation and a wholly owned subsidiary of VNU (the “ACNielsen Acquisition”);

     WHEREAS, under the terms of the Original Agreement, in connection with the ACNielsen Acquisition, VNU was required to assume, and did assume, all of ACNielsen’s obligations under the Original Agreement;

     WHEREAS, pursuant to the terms and subject to the limitations hereof, VNU, VNU Inc., ACNielsen, New ACN and NMR, jointly and severally, have agreed, inter alia, (i) to assume and duly and punctually perform, be bound by, and otherwise discharge in accordance with their terms the IRI Liabilities and (ii) indemnify Donnelley (as successor to Old D&B), D&B, Moody’s and IMS against any IRI Liabilities which may be incurred, directly or indirectly, by any of them;

     WHEREAS, the Parties believe that they have a mutuality of interest in a joint defense in connection with the Lawsuit and any additional actions, investigations or proceedings that have arisen or may arise in connection with the subject matter of the Lawsuit;

     WHEREAS, it is the intention and understanding of the Parties that communications between and among them as provided herein and any joint interviews of prospective witnesses for the purpose of a joint defense are confidential and are protected from disclosure to any third party by the attorney-client privilege, the work product doctrine and any other applicable privileges;

     WHEREAS, in order to pursue a joint defense effectively, the Parties have also concluded that, from time to time, their mutual interests will be best served by sharing privileged material, mental impressions, memoranda, interview reports and other work products and information, including the confidences of each party;

     WHEREAS, it is a purpose of this Agreement to insure that the exchanges and disclosures of privileged materials contemplated herein do not diminish or constitute a waiver of any privilege that may otherwise be available by virtue of any prior agreement, conduct, operation of law or otherwise;

     WHEREAS, the Parties desire to amend and restate the Original Agreement as set forth herein and each Party expressly acknowledges that the execution and delivery of this Agreement does not in any manner constitute an admission that the Lawsuit has any merit,

     NOW, THEREFORE, in consideration of the mutual promises, covenants and releases contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

     SECTION 1.1. Definitions. The following terms shall have the following meanings:

     “1996 Distribution” shall have the meaning set forth in the recitals hereto.

     “1996 Distribution Agreement” shall have the meaning set forth in the recitals hereto.

     “1998 Cognizant/IMS Distribution” shall have the meaning set forth in the recitals hereto.

     “1998 Cognizant/IMS Distribution Agreement shall have the meaning set forth in the recitals hereto.

     “1998 Old D&B/Donnellev Distribution” shall have the meaning set forth in the recitals hereto.

     “1998 Old D&B/Donnelley Distribution Agreement” shall have the meaning set forth in the recitals hereto.

     “2000 D&B/Moody’s Distribution” shall have the meaning set forth in the recitals hereto.

     “2000 D&B/Moody’s Distribution Agreement” shall have the meaning set forth in the recitals hereto.

     “ACNielsen” shall have the meaning set forth in the recitals hereto.

     “ACNielsen Acquisition” shall have the meaning set forth in the recitals hereto.

     “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Ancillary Agreements” shall mean all of the written agreements, instruments, assignments or other written arrangements (other than this Agreement and the 1996 Distribution Agreement) entered into in connection with the transactions contemplated by this Agreement and the 1996 Distribution Agreement, including, without limitation, the Conveyancing and Assumption Instruments, the Data Services Agreement, the Employee Benefits Agreement, the Intellectual Property Agreement, the Shared Transaction Services Agreements, the TAM Master Agreement, the Tax Allocation Agreement and the Transition Services Agreement.

     “Artist” shall have the meaning set forth in the recitals hereto.

     “Board of Directors” shall mean, when used with respect to a specified corporation, the board of directors of the corporation so specified, and when used with respect to VNU, the executive board of VNU.

     “Business Combination” means, with respect to any Person, any consolidation or merger or any sale, conveyance, assignment, transfer, lease or other disposition of all or substantially all of the properties and assets of such Person as an entirety in one transaction or series of transactions,

     “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by law to be closed in New York, New York.

     “Capital Lease Obligations” of a Person means any obligation which is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

     “Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights to purchase, warrants, options, or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person other than a corporation, in each case whether now outstanding or hereafter issued.

     “Cash Equivalents” means, at any time, (a) any evidence of Indebtedness with a maturity of 180 days or less from the date of acquisition issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit, money market deposit accounts and acceptances with a maturity of 180 days or less from the date of acquisition of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (c) commercial paper with a maturity of 180 days or less from the date of acquisition issued by a corporation that is not an Affiliate of a VNU Party whose debt rating, at the time as of which such investment is made, is at least “A-l” by Standard & Poor’s Corporation or at least “P-l” by Moody’s Investors Service, Inc., or rated at least an equivalent rating category of another nationally recognized securities rating agency; (d) repurchase agreements and reverse repurchase agreements having a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a financial institution meeting the qualifications described in clause (b) above; (e) any security, maturing not more than 180 days after the date of acquisition, backed by standby or direct pay letters of credit issued by a bank meeting the qualifications described in clause (b) above; and (f) any security, maturing not more than 180 days after the date of acquisition, issued or fully guaranteed by any state, commonwealth, or territory of the United States of America, or by any political subdivision thereof, and rated at least “A” by Standard & Poor’s Corporation or at least “A” by Moody’s Investors Service, Inc., or rated at least an equivalent rating category of another nationally recognized securities rating agency.

     “Cognizant” shall have the meaning set forth in the recitals hereto.

     “Consolidated EBITDA” means for any period the sum of Consolidated Net Income plus, to the extent deducted in computing Consolidated Net Income, Consolidated Interest Expense, Consolidated Tax Expense, all depreciation and, without duplication, all amortization, in each case, for such period, of the Relevant Party and its Subsidiaries on a consolidated basis, all as determined in accordance with GAAP.

     “Consolidated Interest Expense” means for any period the sum of (a) the aggregate of the interest expense on Indebtedness of the Relevant Party and its Subsidiaries for such period, on a consolidated basis as determined in accordance with GAAP (excluding the amortization of costs relating to original debt issuances but including the amortization of debt discount) plus (b) without duplication, that portion of

Capital Lease Obligations of the Relevant Party and its Subsidiaries representing the interest factor for such period as determined in accordance with GAAP plus (c) without duplication, dividends paid in respect of preferred stock of Subsidiaries or Disqualified Stock of the Relevant Party and its Subsidiaries to Persons other than the Relevant Party or a wholly owned Subsidiary of the Relevant Party.

     “Consolidated Net Income” means, for any period, the net income or loss of the Relevant Party and its Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP, adjusted by excluding the after-tax effect of (a) any gains (but not losses) from currency exchange transactions not in the ordinary course of business; (b) the net income of any Person which is not a Subsidiary of the Relevant Party or is accounted for by the equity method of accounting except to the extent of the amount of dividends or distributions actually paid in cash by such Person to the Relevant Party or a Subsidiary of the Relevant Party during such period; (c) except to the extent includible pursuant to clause (b), the net income of any Person accrued prior to the date it becomes a Subsidiary of the Relevant Party or is merged into or consolidated with the Relevant Party or any of its Subsidiaries or such Person’s assets are acquired by the Relevant Party or any of its Subsidiaries; (d) net gains attributable to write-ups (determined after taking into account losses attributable to write-downs) of assets or liabilities other than in the ordinary course of business; (e) the cumulative effect of a change in accounting principles; and (f) net income from discontinued operations.

     “Consolidated Net Worth” of a Person and its Subsidiaries means as of any date all amounts that would be included under stockholders’ equity on a consolidated balance sheet of such Person and its Subsidiaries determined in accordance with GAAP.

     “Consolidated Tax Expense” means for any period the aggregate of the federal, state, local and foreign income tax expense of the Relevant Party and its Subsidiaries for such period, on a consolidated basis as determined in accordance with GAAP, to the extent deducted in computing Consolidated Net Income.

     “Covenant Party” shall have the meaning set forth in Section 3.1 hereto.

     “Counsel of Record” shall have the meaning set forth in Section 4.1 hereto.

     “D&B” shall have the meaning set forth in the recitals hereto.

     “D&B Party” shall have the meaning set forth in Section 2.2 hereto.

     “D&B Parties Counsel” shall have the meaning set forth in Section 4.1 hereto.

     “Defense Costs” shall have the meaning set forth in Section 4.1 hereto.

     “Defense Costs Statement” shall have the meaning set forth in Section 4.1 hereto.

     “Defense Materials” shall have the meaning set forth in Section 4.1 hereto.

     “Designated Officers” means, with respect to any VNU Party, the chief financial officer (or equivalent officer) of such VNU Party.

     “Disqualified Stock” means any Capital Stock which pays a mandatory dividend (other than in Capital Stock) or which, by its terms (or by the terms of any security into which it is convertible or exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable for Indebtedness or Disqualified Stock of any Relevant Party or its Subsidiaries.

     “Donnelley” shall have the meaning set forth in the recitals hereto.

     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York.

     “Fixed Charge Coverage Ratio” means for any period the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period; provided, however, that in making such computation, the interest expense on any Indebtedness to be incurred and computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

     “GAAP” means the generally accepted accounting principles in the United States, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a consistent basis.

     “IMS” shall have the meaning set forth in the recitals hereto.

     “IMS Counsel” shall have the meaning set forth in Section 4.1 hereto.

     “Indebtedness” means, with respect to any Person, without duplication, (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, indentures, bonds, other similar instruments for the payment of which such Person is responsible or liable; (b) all Capital Lease Obligations of such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of property; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit or similar credit transaction; (e) all dividends on Capital Stock issued by third parties for the payment of which such

Person is responsible; (f) all obligations of the type referred to in clauses (a) through (e) above of third parties secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; (g) indebtedness secured by any Lien existing on property acquired by such Person subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed; provided, that if such Person has not assumed such Indebtedness the amount of Indebtedness of such Person shall be deemed to be the lesser of the value of such acquired property or the amount of the indebtedness secured; (h) guarantees, endorsements and other obligations, whether or not contingent, in respect of, or agreements to purchase or otherwise acquire, Indebtedness of other Persons; (i) all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; (j) preferred stock issued by any Subsidiary of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and (k) all obligations under or in respect of Interest Rate Protection and Other Hedging Agreements.

     For purposes of this definition, “maximum fixed repurchase price” of any preferred stock issued by any Subsidiary of a Person and of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such preferred stock or such Disqualified Stock as if such preferred stock or such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such preferred stock or Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such preferred stock or such Disqualified Stock.

     “Indemnified Parties” shall have the meaning set forth in Section 2.2 hereto.

     “Interest Rate Protection and Other Hedging Agreements” means one or more of the following agreements entered into by one or more financial institutions: (a) interest rate protection agreements (including, without limitation, interest rate, swaps, caps, floors, collars and similar agreements), (b) foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values and/or (c) other types of hedging agreements from time to time.

     “IRI” shall have the meaning set forth in the recitals hereto.

     “IRI Investor” shall have the meaning set forth in Section 2.3 hereto.

     “IRI Liabilities” shall have the meaning set forth in Section 2.1 hereto.

     “Lawsuit” shall have the meaning set forth in the recitals hereto.

     “Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement or other security interest or encumbrance of any kind (including any agreement to give any security interest).

     “Moody’s” shall have the meaning set forth in the recitals hereto.

     “Niner” shall have the meaning set forth in the recitals hereto.

     “NMR” shall have the meaning set forth in the recitals hereto.

     “Officer” means the Chairman of the Board of Directors, the Vice-Chairman of the Board of Directors, the Chief Executive Officer or the Chief Financial Officer of the relevant party.

     “Officer’s Certificate” means a certificate signed by an Officer.

     “Old D&B” shall have the meaning set forth in the recitals hereto.

     “Original Agreement” shall have the meaning set forth in the recitals hereto.

     “Parent” of a Person means any other Person with the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of Voting Stock, by contract or otherwise.

     “Party” shall have the meaning set forth in the recitals hereto.

     “Party Counsel” shall have the meaning set forth in Section 4.1 hereto.

     “Permitted Related Person Subordinated Indebtedness” shall have the meaning set forth in Section 3.6 hereto.

     “Person” means any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

     “Prime Rate” means a fluctuating interest rate per annum in effect from time to time, which shall at all times be equal to the higher of (i) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.’s prime rate and (ii) ½ of 1% per annum above the Federal Funds Rate.

     “Process Agent” shall have the meaning set forth in Section 5.13 hereto.

     “Related Person” means (a) any Affiliate of a Relevant Party, (b) any Person who directly or indirectly holds 5% or more of any class of Voting Stock of a Relevant Party or any Subsidiary of a Relevant Party, (c) any Person who is an executive officer or director of a Relevant Party and (d) any Affiliate of or any relative by blood, marriage or adoption not more remote than first cousin of any such Person referred to in clause (b) or (c) above.

     “Relevant Party” shall have the meaning set forth in Section 3.4 hereto.

     “Restricted Payment” means, with respect to a Covenant Party and its Subsidiaries, (a) any declaration or payment of any dividend on, or any distribution in respect of, or any purchase, redemption or retirement for value of, any Capital Stock of such Covenant Party or its Subsidiary or any deposit with respect to the foregoing (other than dividends or distributions payable solely to such Covenant Party), (b) any charitable contribution, (c) any voluntary payments to pension or other benefit plans, (d) any payments in respect of any Permitted Related Person Subordinated Indebtedness (other than amounts paid solely to a Covenant Party) or (e) any accelerated payment of any accounts payable or any cancellation or discounting of, or delay or extension in the collection of, any accounts receivable, unless such acceleration, cancellation, discounting, delay or extension, as the case may be, is in the ordinary course of such Person’s business.

     “Strategic Transaction” shall mean any direct or indirect acquisition or disposition of any business or of any assets comprising a business, or any acquisition or disposition of any interest in a joint venture or other equity investment in any business.

     “Subordination Agreement” shall have the meaning set forth in Section 3.6 hereto.

     “Subsidiary” shall mean any corporation, partnership or other entity of which another entity (a) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or (b) is a general partner or an entity performing similar functions (e.g., a trustee). For purposes of this Agreement, the term “Subsidiary” as it relates to IMS shall be deemed to include the following former affiliates of IMS: Gartner Inc., Synavant, Inc. and Cognizant Technology Solutions Corporation, and their respective successors and assigns, provided, in the case of any such assigns, that VNU has granted its prior written consent to such assignment.

     “Trust” shall have the meaning set forth in Section 2.3 hereto.

     “VNU” shall have the meaning set forth in the recitals hereto.

     “VNU USA” shall have the meaning set forth in the recitals hereto.

     “VNU Inc.” shall have the meaning set forth in the recitals hereto.

     “VNU Party” shall have the meaning set forth in Section 2.1 hereto.

     “Voting Stock” means all outstanding classes of Capital Stock of any Person ordinarily entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other voting members of the governing body of such Person.

     “Withdrawing Party” shall have the meaning set forth in Section 4,1 hereto.

ARTICLE II
ALLOCATION OF LIABILITIES/
INDEMNIFICATION

     SECTION 2.1. Allocation of Liabilities. The Parties agree that in the event that liabilities are incurred by any Party hereto or any Subsidiary (including, with respect to IMS, Gartner Inc., Synavant, Inc. and Cognizant Technology Solutions Corporation, and their respective successors and assigns, provided, in the case of any such assigns, that VNU has granted its prior written consent to such assignment) thereof, relating to, arising out of or resulting from a judgment being entered, or any settlement permitted hereby being entered into, in connection with the Lawsuit, any and all of such liabilities (“IRI Liabilities”) shall be jointly and severally assumed and duly and fully paid and discharged in accordance with their terms exclusively by VNU, VNU Inc., ACNielsen, New ACN and NMR (each, a “VNU Party” and, collectively, the “VNU Parties”). IRI Liabilities shall not include Defense Costs (whether or not paid), which shall be shared by the Parties in accordance with Section 4.1(h).

     SECTION 2.2. Indemnification. The VNU Parties shall, jointly and severally, indemnify, defend and hold harmless Donnelley, D&B, Moody’s (collectively, the “D&B Parties”) and IMS and their respective Subsidiaries (including, with respect to IMS, Gartner Inc., Synavant, Inc. and Cognizant Technology Solutions Corporation, and their respective successors and assigns, provided, in the case of any such assigns, that VNU has granted its prior written consent to such assignment) (collectively, the “Indemnified Parties”) from and against, and shall reimburse the same for and in respect of, any and all IRI Liabilities assessed against any of them, or to which any of them becomes subject, as a result of the Lawsuit.

     SECTION 2.3. Other Agreements Relating to Allocation of IRI Liabilities.

          (a) If any of the D&B Parties or IMS acquires beneficial ownership of 20% or more of the outstanding contingent value rights issued by the Information Resources Inc. Litigation Contingent Payment Rights Trust (or any successor thereof) (the “Trust”) (an “IRI Investor”), then such IRI Investor shall be deemed to be Withdrawing Party for purposes of and with the consequences set forth in Section 4.1(g).

          (b) The VNU Parties agree that if it shall be necessary to post any bond pending any appeal of the Lawsuit or otherwise in connection therewith, the

VNU Parties shall promptly procure such a bond and shall exclusively pay the full cost thereof.

          (c) The directors of A.C. Nielsen Company immediately prior to the 1996 Distribution shall be third-party beneficiaries of the agreements set forth in Article II.

ARTICLE III
COVENANTS/ REPRESENTATION AND WARRANTIES

     SECTION 3.1. Limitation on Restricted Payments.

          (a) Neither ACNielsen nor New ACN (each a “Covenant Party” and, collectively, the “Covenant Parties”) will, nor will they permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment if, at the time of such Restricted Payment, and after giving effect thereto, the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made for the then current calendar year shall exceed the sum of:

               (i) $30 million; and

               (ii) 20% of the aggregate, without duplication, Consolidated Net Income (which, for purposes of this Section 3.1, shall not be less than zero) of the Covenant Parties accrued on a cumulative basis during the last four completed calendar quarters ending on or prior to the date of such proposed Restricted Payment;

provided, however, that the foregoing provisions will not prevent the payment of a dividend within 60 days after the date of its declaration if at the date of declaration such payment was permitted by the foregoing provisions.

          (b) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by such Covenant Party or its Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of such Covenant Party acting in good faith, whose determination shall be conclusive and whose resolution with respect thereto shall be delivered to each of the D&B Parties and IMS not later than three (3) days following the date of making such Restricted Payment, such determination to be based upon an opinion or appraisal issued by an internationally recognized investment banking firm if such fair market value is estimated to exceed $15 million.

     SECTION 3.2. Limitation on Transactions with Related Persons.

          (a) Neither Covenant Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Related Person unless (i) such transaction or series of transactions is on terms that are no less favorable to the relevant Covenant Party or its Subsidiary, as the case may be, than would be available in a comparable transaction with an unrelated third party and (ii) where such transaction or series of transactions involves aggregate consideration (including, without limitation, the assumption of indebtedness) in excess of 7.5% of the aggregate Consolidated Net Worth of the Covenant Parties on a combined basis (without duplication) as of the end of the prior fiscal year, the relevant Covenant Party shall also deliver to each of the D&B Parties and IMS not later than the date of entering into any such transaction, an opinion from an internationally recognized investment banking firm chosen by such Covenant Party as to the fairness of such transaction or series of transactions to such Covenant Party or such Subsidiary from a financial point of view.

          (b) For purposes of the foregoing, a series of related transactions will be deemed to include, without limitation, a series of transactions if, within six months of closing one transaction, another transaction is entered into with the same Person or with a successor or affiliate thereof.

          (c) Notwithstanding the foregoing, the provisions of this Section 3.2 will not apply to (i) compensation or employee benefit arrangements with any officer or director of a Covenant Party or (ii) any Restricted Payment permitted to be made pursuant to this Agreement.

     SECTION 3.3. Merger and Consolidation. Neither Covenant Party may engage in any Business Combination with any Person, unless:

          (a) either:

               (i) the Covenant Party shall be the continuing corporation and the Persons who were such Covenant Party’s stockholders immediately prior to such Business Combination continue to hold more than 50% of the combined voting power of the Voting Stock of the continuing corporation upon consummation of such Business Combination; or

               (ii) (A) such Person and such Person’s Parent, if any, (x) shall be a corporation, partnership or trust organized and validly existing under the laws of the United States or any State thereof or the District of Columbia or (y) shall duly execute and deliver to each of the D&B Parties and IMS a consent to jurisdiction in the form set forth in Exhibit 3.3(A) hereto and (B) such Person and such Person’s Parent, if any, shall expressly assume, by an instrument of assumption in the form set forth in Exhibit 3.3(B) hereto executed and delivered to each of the D&B Parties and IMS, all of the VNU Parties’ obligations hereunder;

          (b) immediately after the Business Combination, the Covenant Party and its Subsidiaries or such Person, or such Person’s Parent, if any, and its Subsidiaries shall have a Consolidated Net Worth equal to or greater than the

Consolidated Net Worth of such Covenant Party and its Subsidiaries immediately prior to such Business Combination;

          (c) the Covenant Party shall have delivered to each of the D&B Parties and IMS (i) an Officer’s Certificate stating that such Business Combination complies with this Agreement and (ii) an Officer’s Certificate and an opinion of reputable outside counsel, each stating that such consent to jurisdiction, in the event clause (a)(ii)(A)(y) is applicable, and such instrument of assumption, in the event clause (a)(ii)(B) is applicable, constitute legal, valid and binding obligations of such Person and such Person’s Parent, if any, enforceable in accordance with their terms; and

          (d) such Business Combination is permitted under Section 3.4 below.

     SECTION 3.4. Limitation on Certain Transactions.

          (a) Neither Covenant Party will enter into any Strategic Transaction or engage in any Business Combination unless an Officer’s Certificate is delivered to each of the D&B Parties and IMS certifying that, after giving pro forma effect to such Strategic Transaction or Business Combination, the Fixed Charge Coverage Ratio of the Covenant Parties on a combined basis, or, in the case of a Business Combination, the Fixed Charge Coverage Ratio on a combined basis of the continuing corporation (or, in the case of a Business Combination that is a sale, conveyance, assignment, transfer, lease or other disposition of all or substantially all of the properties and assets of the Covenant Party, the purchaser, recipient, assignee, transferee or lessor of such properties and assets) following such Business Combination, (the Covenant Party engaging in such Strategic Transaction or Business Combination, or such continuing corporation, purchaser, recipient, assignee, transferee or lessor, as the case may be, and the other Covenant Party referred to individually as the “Relevant Party”) and of the other Covenant Party, in each case calculated as set forth in Section 3.4(c) below, is greater than 2 to 1, which Officer’s Certificate shall be accompanied by a letter from each Relevant Party’s independent accountants confirming that such Fixed Charge Coverage Ratio has been correctly calculated in accordance with the requirements hereof and based on financial statements prepared in accordance with GAAP.

          (b) In addition, neither Covenant Party will enter into any Strategic Transaction or engage in any Business Combination involving aggregate consideration (including, without limitation, the assumption of indebtedness) in excess of $50 million, unless the following conditions are met:

               (i) the Board of Directors of such Covenant Party has received an opinion in writing from an internationally recognized investment bank chosen by such Covenant Party, to the effect that such transaction is fair, from a financial point of view, to the Covenant Party, a copy of which opinion shall have been delivered to the D&B Parties and IMS; and

               (ii) in the case of a disposition of a business, an equity interest in a business or the disposition of assets comprising a business, which disposition does not involve the simultaneous equity investment in a joint venture entity which is the acquirer of such business, equity investment or assets, the consideration therefor is limited to cash, Cash Equivalents and/or marketable securities which are freely tradable on a public stock exchange or inter-dealer quotation system.

          (c) The Fixed Charge Coverage Ratio shall be for the most recent four consecutive full fiscal quarters ending prior to such certification, taken as one period, and calculated on the assumptions that (i) any Indebtedness to be incurred in connection with an acquisition or Business Combination had been incurred on the first day of such four-quarter period, (ii) any other Indebtedness incurred, repaid or retired by the Relevant Party and its Subsidiaries since the beginning of such four-quarter period was incurred, repaid or retired, as the case may be, on the first day of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four-quarter period or during such shorter included period when such facility was outstanding or (B) if such facility was created after the end of such four-quarter period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of the calculation) and (iii) any acquisition or disposition by the Relevant Party or its Subsidiaries of any assets out of the ordinary course of business or of any company, division or line of business, in each case since the first day of its last four completed fiscal quarters, had been consummated on such first day of such four-quarter period.

          (d) For purposes of the foregoing, any issuance or transfer of any Capital Stock of a wholly owned Subsidiary which is a holder of obligations of a Subsidiary that constitute Indebtedness shall be deemed an incurrence of Indebtedness if such issuance or transfer results in such wholly owned Subsidiary no longer being a wholly owned Subsidiary.

     SECTION 3.5. Limitation on Reincorporation. Neither Covenant Party will, without the prior written consent of each D&B Party and IMS, re-incorporate or reorganize its corporate form under the laws of a jurisdiction other than the State of Delaware unless such Covenant Party, as re-incorporated or re-organized under the laws of such other jurisdiction, could take substantially the same actions without stockholder (or equity holder) consent or approval under the laws of such jurisdiction and such Covenant Party’s then applicable certificate of incorporation, charter, by-laws or other organizational documents as such Covenant Party could take without stockholder consent or approval under the General Corporation Law of the State of Delaware and such Covenant Party’s certificate of incorporation and by-laws as of the date hereof, and counsel reasonably satisfactory to the D&B Parties and IMS confirms the foregoing in writing to the reasonable satisfaction of the D&B Parties and IMS.

     SECTION 3.6. Subordination. No Covenant Party shall (i) directly or indirectly, create, incur, assume or guaranty, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness to any Related Person except any such Indebtedness which is expressly subordinated and made junior to the payment and performance in full of all of the obligations of the Covenant Parties under this Agreement in accordance with a subordination agreement in the form of Exhibit 3.6 hereto (the “Subordination Agreement”) or (ii) permit any of its Subsidiaries to directly or indirectly, create, incur, assume or guaranty, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness to any Related Person except any such Indebtedness which is expressly subordinated and made junior to the payment and performance in full of all of the obligations of the Covenant Parties under this Agreement to the same extent as set forth in the Subordination Agreement (such subordinated Indebtedness under clauses (i) and (ii), “Permitted Related Person Subordinated Indebtedness”).

     SECTION 3.7. Notices. Each VNU Party shall deliver to each of the D&B Parties and IMS, promptly upon actual awareness of any Designated Officer becoming aware of any default by such VNU Party in the performance or observance of its obligations or covenants under this Agreement, an Officers’ Certificate specifying such default.

     SECTION 3.8. VNU Covenants. VNU covenants and agrees to cause each Covenant Party and its respective Subsidiaries to fully comply with the covenants set forth in this Agreement.

     SECTION 3.9. Representations and Warranties of the VNU Parties. To induce the D&B Parties and IMS to enter into this Agreement, each VNU Party represents and warrants, as of the date first written above, that the following statements are true and correct:

          (a) Organization; Requisite Power and Authority. Each VNU Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in the preamble hereto, and (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement to which it is a party and to fulfill the obligations contemplated hereby.

          (b) Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of each VNU Party. This Agreement has been duly executed and delivered by each VNU Party and is a legally valid and binding obligation of each VNU Party, enforceable against each VNU Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or by equitable principles relating to enforceability.

          (c) Properties and Assets. New ACN and its Subsidiaries collectively own, hold, lease, are licensees of, or otherwise have the legal right to the use of, substantially all of the assets and properties (in each case, tangible and intangible) utilized in the business and operations of ACNielsen and New ACN and their respective Subsidiaries as presently conducted.

     SECTION 3.10. Representations and Warranties of Donnelley. To induce the VNU Parties to enter into this Agreement, Donnelly represents and warrants, as of the date first written above, that the following statements are true and correct:

          (a) Organization; Requisite Power and Authority. Donnelley (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in the preamble hereto, and (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement to which it is a party and to fulfill the obligations contemplated hereby.

          (b) Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Donnelley. This Agreement has been duly executed and delivered by Donnelley and is a legally valid and binding obligation of Donnelley, enforceable against Donnelley in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or by equitable principles relating to enforceability.

     SECTION 3.11. Representations and Warranties of D&B. To induce the VNU Parties to enter into this Agreement, D&B represents and warrants, as of the date first written above, that the following statements are true and correct:

          (a) Organization; Requisite Power and Authority. D&B (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in the preamble hereto, and (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement to which it is a party and to fulfill the obligations contemplated hereby.

          (b) Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of D&B. This Agreement has been duly executed and delivered by D&B and is a legally valid and binding obligation of D&B, enforceable against D&B in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or by equitable principles relating to enforceability.

     SECTION 3.12. Representations and Warranties of Moody’s. To induce the VNU Parties to enter into this Agreement, Moody’s represents and warrants, as of the date first written above, that the following statements are true and correct:

          (a) Organization; Requisite Power and Authority. Moody’s (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in the preamble hereto, and (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement to which it is a party and to fulfill the obligations contemplated hereby.

          (b) Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Moody’s. This Agreement has been duly executed and delivered by Moody’s and is a legally valid and binding obligation of Moody’s, enforceable against Moody’s in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or by equitable principles relating to enforceability.

     SECTION 3.13. Representations and Warranties of IMS. To induce the VNU Parties to enter into this Agreement, IMS represents and warrants, as of the date first written above, that the following statements are true and correct:

          (a) Organization; Requisite Power and Authority. IMS (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in the preamble hereto, and (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement to which it is a party and to fulfill the obligations contemplated hereby.

          (b) Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of IMS. This Agreement has been duly executed and delivered by IMS and is a legally valid and binding obligation of IMS, enforceable against IMS in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or by equitable principles relating to enforceability.

ARTICLE IV
JOINT DEFENSE PROVISIONS

     SECTION 4.1. Counsel.

          (a) ACNielsen shall select counsel of record to represent ACNielsen Company, Donnelley (as successor to Old D&B), D&B, Moody’s, NMR (as successor to Cognizant) and IMS (which reference to IMS shall be deemed to include I.M.S. International, Inc.), in the Lawsuit (“Counsel of Record"'). Counsel of Record shall communicate and consult with all Parties in connection with the defense of the Lawsuit, but shall be subject to direction only from ACNielsen.

          (b) Each of the D&B Parties and IMS shall be free to retain at their own expense counsel to monitor the Lawsuit (“D&B Parties Counsel” and “IMS Counsel” respectively, and, collectively, “Party Counsel”). Counsel of Record shall communicate and consult with any Party Counsel. Neither Party Counsel nor any other counsel retained by any of the D&B Parties or IMS shall appear in the Lawsuit unless such Party shall have become a Withdrawing Party under Section 4.1(g) hereof.

          (c) Counsel of Record and Party Counsel shall make available to other such counsel and any Party confidential oral information and memoranda or other documents related to the defense of the Lawsuit (“Defense Materials”) to the extent that they deem it prudent and consistent with the objectives of the joint defense provided for herein.

          (d) The Defense Materials obtained by counsel for any Party shall remain confidential and shall be protected from disclosure to any third party except as provided herein.

          (e) Counsel of Record and Party Counsel shall not disclose Defense Materials or the contents thereof to anyone except their respective clients, expert witnesses and consultants, counsel for other Parties to the Agreement, or attorneys, paralegals and staff within their firms, without first obtaining the consent of Counsel of Record and Party Counsel whose clients (or who themselves) may be entitled to claim any privilege with respect to such materials. All persons permitted access to Defense Materials shall be specifically advised that the Defense Materials are privileged and subject to the terms of this Agreement.

          (f) If any other person or entity requests or demands, by subpoena or otherwise, any Defense Materials from any of the Parties or their counsel, the recipient of the request will immediately notify Counsel of Record and Party Counsel, and each such counsel shall take all steps necessary to permit the assertion of all applicable rights and privileges with respect to such Defense Materials and shall cooperate fully with such other counsel in any proceeding relating to the disclosure of Defense Materials.

          (g) If any of the D&B Parties or IMS decides that it no longer wishes to engage in a joint defense (a “Withdrawing Party”), the Withdrawing Party immediately shall notify the other Parties to this Agreement in writing and shall simultaneously return to Counsel of Record the originals and all copies of Defense Materials provided to it. In such event, the Withdrawing Party shall no longer have any rights to obtain Defense Materials, but shall retain other rights and obligations set forth in the Agreement, including the obligations to share Defense Costs pursuant to and on the terms of Section 4.1(h) below, unless otherwise specifically provided. The Withdrawing Party shall lose its right to indemnification by the VNU Parties under this Agreement. ACNielsen shall have the absolute right to continue to be represented in all matters in and affecting the Lawsuit by Counsel of Record. All Parties expressly agree that Counsel of Record may continue to represent Parties that have not withdrawn, and all Parties agree and acknowledge that receipt and use of Defense Materials by Counsel of Record or any action taken or knowledge gained by Counsel of Record in connection with its representation of a Withdrawing Party shall not be grounds for disqualification of Counsel of Record as counsel for any other Party to this Agreement in the Lawsuit.

          (h) It is the intention of the Parties that ACNielsen, the D&B Parties (collectively, in accordance with their separate agreements) and NMR and IMS (collectively, in accordance with their separate agreement) shall each pay one third of the costs of defending the Lawsuit, including attorneys’ fees, expert witness and consultants’ fees and all other costs and expenses for the defense of the Lawsuit (or prosecution of any counterclaim to the Lawsuit) duly incurred by ACNielsen or Counsel of Record (“Defense Costs”). ACNielsen shall forward to each of the D&B Parties, IMS and NMR, on a monthly basis, a statement of the Defense Costs incurred in the preceding month (the “Defense Costs Statement”) and the D&B Parties (collectively, in accordance with their separate agreements) and NMR and IMS (collectively, in accordance with their separate agreement) shall each reimburse ACNielsen for one third of such Defense Costs promptly thereafter. Any such Defense Costs that are not so reimbursed to ACNielsen within thirty (30) days following receipt of the Defense Costs Statement by the Party required to reimburse such Defense Costs to ACNielsen under this Section 4.1(h) shall accrue interest on the amount of such Defense Costs at the Prime Rate payable by such Party, commencing on the later of (i) the 31st day following such receipt or (ii) the date of actual payment of such costs by ACNielsen, and continuing until (but not including) the date of payment in full of such Defense Costs together with all interest accrued thereon. In the event that ACNielsen obtains reimbursement for Defense Costs from IRI or the Trust in accordance with a certain Settlement Agreement and Release between ACNielsen and IRI, dated as of July 1,1985, or for any other reason, the VNU Parties shall repay to each of the D&B Parties (collectively) and NMR and IMS (collectively) one third of such reimbursement up to the extent of their respective payments of Defense Costs pursuant to the Original Agreement or this Agreement.

          (i) No Party may enter into any settlement agreement in the Lawsuit without express consent in writing of the other Parties, except that ACNielsen may, if it so chooses, enter into a full and final settlement of the Lawsuit provided that the VNU Parties pay the full amount of the settlement and obtain a full and final release of each of the D&B Parties, IMS, I.M.S. International, Inc. and their respective Subsidiaries with respect to the Lawsuit. Such a settlement shall impose no obligation on any other Party to this Agreement without such Party’s express consent in writing. In the event that any Party receives a settlement proposal with respect to the Lawsuit, it shall immediately communicate the substance of the offer to the Counsel of Record.

          (j) All other Parties to this Agreement shall cooperate with ACNielsen in the defense of the Lawsuit and the prosecution of any counterclaim therein, including providing, or causing to be provided, records or witnesses as soon as practicable after receipt of any request therefor from or on behalf of ACNielsen.

ARTICLE V
MISCELLANEOUS

     SECTION 5.1. Complete Agreement; Construction. This Agreement, including the Exhibits hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter, including the Original

Agreement. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the 1996 Distribution Agreement, this Agreement shall control.

     SECTION 5.2. Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

     SECTION 5.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

     SECTION 5.4. Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

     If to any VNU Party, to:

VNU
770 Broadway, 8th Floor
New York, NY 10003
Facsimile: (646) 654-5060
Attention: Chief Legal Officer

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Facsimile: (212) 848-7179
Attention: Henry Weisburg, Esq.

     If to Donnelley, to:

R.H. Donnelley Corporation
1001 Winstead
Dr. Cary, NC 27513
Facsimile: (919) 297-1518
Attention: General Counsel

     If to D&B, to:

The Dun & Bradstreet Corporation
103 John F. Kennedy Parkway
Short Hills, NJ 07078
Facsimile: (866)561-5154
Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Facsimile: (212) 735-2000
Attention: David Fox, Esq.

     If to Moody’s, to:

Moody’s Corporation
99 Church Street
New York, NY 10007
Facsimile: (212) 553-0084
Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Facsimile: (212) 735-2000
Attention: David Fox, Esq.

     If to IMS, to:

IMS Health Incorporated
1499 Post Road
Fairfield, CT 06824
Facsimile: (203)319-4552
Attention: General Counsel

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Facsimile: (212) 558-3588
Attention: Alan J. Sinsheimer, Esq.

     SECTION 5.5. Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

     SECTION 5.6. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties hereto.

     SECTION 5.7. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

     SECTION 5.8. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

     SECTION 5.9. Termination. This Agreement may not be terminated except by an agreement in writing signed by all Parties.

     SECTION 5.10. Third Party Beneficiaries. Except as provided in Article II, this Agreement is solely for the benefit of the Parties hereto and their respective Subsidiaries (including, with respect to IMS, Gartner Inc., Synavant, Inc. and Cognizant Technology Solutions Corporation, and their respective successors and assigns, provided, in the case of any such assigns, that VNU has granted its prior written consent to such assignment) and Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     SECTION 5.11. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     SECTION 5.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISIONS OR RULES THEREOF.

     SECTION 5.13. Consent to Jurisdiction.

          (a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.

          (b) Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section, except that in the event that at any time VNU ceases to maintain an office in New York, New York, VNU hereby agrees to irrevocably appoint CT Corporation System (the “Process Agent”), with an office on the date hereof, at 111 Eight Avenue, 13th Floor, New York, New York 10011, United States, as its agent to receive on behalf of VNU service of copies of the summons and complaint and any other process which may be served in all such actions and proceedings. Such service may be made by mailing or delivering a copy of such process to VNU in care of the Process Agent at the Process Agent’s above address, and VNU hereby irrevocably authorizes and directs the Process Agent to accept such service on behalf of VNU.

          (c) Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          (d) Concurrently with the execution and delivery of this Agreement, each of the D&B Parties and IMS have received opinions from De Brauw Blackstone Westbroek N.V., outside Dutch counsel for VNU, and Bird & Bird, outside Dutch counsel for D&B, each dated as of the date hereof, to the effect that, under Dutch law and VNU’s organizational documents, this Agreement (i) has been duly authorized, executed and delivered by VNU, (ii) constitutes a valid and legally binding agreement of VNU and (iii) is enforceable against VNU in accordance with its terms. Copies of such opinions are attached as Exhibit 5.13 hereto.

     SECTION 5.14. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 5.15. Further Assurances. From time to time, as and when reasonably requested by any other Party hereto, each Party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable to effect the purposes of this Agreement and the transactions contemplated hereunder.

     SECTION 5.16. Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to a preliminary and/or permanent injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court set forth in Section 5.13, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF the Parties have caused this Agreement to be executed and delivered as of the date first above written.

VNU N.V.
By:	/s/ F.J.G.M.Cremers
Name:	F.J.G.M.Cremers
Title:	Member of the Executive Board

VNU, Inc.
By:	/s/ Michael E. Elias
Name:	Michael E. Elias
Title:	Vice President & Deputy General Counsel

ACNielsen Corporation
By:	/s/ Michael E. Elias
Name:	Michael E. Elias
Title:	Vice President & Assistant Secretary

Nielsen Media Research, Inc.
By:	/s/ James Ross
Name:	James Ross
Title:	Assistant Secretary

AC Nielsen (US), Inc.
By:	/s/ Michael E. Elias
Name:	Michael E. Elias
Title:	Vice President & Assistant Secretary

R.H Donnelley Corporation
By:	/s/ Robert J. Bush
Name:	Robert J. Bush
Title:	Vice President, General Counsel and Corporate Secretary

The Dun & Bradstreet Corporation
By:
Name:	David Lewinter
Title:	Senior Vice President and General Counsel

Moody’s Corporation
By:
Name:	John Goggins
Title:	Senior Vice President and General Counsel

IMS Health Incorporated
By:
Name:	Robert H. Steinfeld
Title:	Senior Vice President, General Counsel and Corporate Secretary

R.H Donnelley Corporation
By:
Name:	Robert J. Bush
Title:	Vice President, General Counsel and Corporate Secretary

The Dun & Bradstreet Corporation
By:	/s/ David Lewinter
Name:	David Lewinter
Title:	Senior Vice President and General Counsel

Moody’s Corporation
By:
Name:	John Goggins
Title:	Senior Vice President and General Counsel

IMS Health Incorporated
By:
Name:	Robert H. Steinfeld
Title:	Senior Vice President, General Counsel and Corporate Secretary

R. H Donnelley Corporation
By:
Name:	Robert J. Bush
Title:	Vice President, General Counsel and Corporate Secretary

The Dun & Bradstreet Corporation
By:
Name:	David Lewinter
Title:	Senior Vice President and General Counsel

Moody’s Corporation
By:	/s/ John Goggins
Name:	John Goggins
Title:	Senior Vice President and General Counsel

IMS Health Incorporated
By:
Name:	Robert H. Steinfeld
Title:	Senior Vice President, General Counsel and Corporate Secretary

R. H Donnelley Corporation
By:
Name:	Robert J. Bush
Title:	Vice President, General Counsel and Corporate Secretary

The Dun & Bradstreet Corporation
By:
Name:	David Lewinter
Title:	Senior Vice President and General Counsel

Moody’s Corporation
By:
Name:	John Goggins
Title:	Senior Vice President and General Counsel

IMS Health Incorporated
By:	/s/ Robert H. Steinfeld
Name:	Robert H. Steinfeld
Title:	Senior Vice President, General Counsel and Corporate Secretary